EXHIBIT 99.1
2707 NO. 108TH ST. OMAHA, NE 68164 TEL: 402-829-6800 FAX: 402-829-6835

For further information, contact:

LINDSAY CORPORATION:	HALLIBURTON INVESTOR RELATIONS:
David Downing	Jeff Elliott or Geralyn DeBusk
SVP and CFO	972-458-8000
402-827-6235
Lindsay Corporation Reports Fiscal 2007 Third Quarter, Nine Month Results
OMAHA, Neb., June 20, 2007—Lindsay Corporation (NYSE: LNN), a leading provider of irrigation systems and infrastructure products, today announced results for its fiscal 2007 third quarter ended May 31, 2007.
Third Quarter Results
Third quarter fiscal 2007 total revenues increased 24 percent to $93.1 million, compared with $75.0 million for the year-ago period. Net earnings were $7.5 million, or $0.62 per diluted share, versus $6.4 million, or $0.55 per diluted share, in the prior year’s third quarter. Total irrigation equipment revenues increased 9 percent to $75.4 million from $69.0 million in the prior year’s fiscal third quarter, reflecting strong economic conditions for farmers and higher irrigation equipment pricing from the year ago period. Domestic irrigation revenues increased 11 percent, while international irrigation revenues increased 6 percent. Infrastructure revenues were $17.7 million compared with $6.0 million in the prior year’s fiscal third quarter, primarily due to the inclusion of Barrier Systems Inc. (BSI) and Snoline, which were acquired in the fourth quarter of fiscal 2006 and second quarter of fiscal 2007, respectively.
Gross margin improved to 26.2 percent from 22.7 percent a year ago. Irrigation gross margins were higher on favorable pricing and improvements in the European operations while infrastructure margins improved on the inclusion BSI and Snoline. The quarter’s operating income was $11.5 million versus $8.4 million in the comparable fiscal 2006 quarter, driven by higher revenues and improved margins. Operating expenses increased to $12.9 million from $8.7 million, due primarily to the inclusion of BSI and Snoline and higher medical costs. Interest and other income totaled $21,000 in the quarter compared to $779,000 in the fiscal 2006 quarter due to higher interest expense in 2007 on debt related to the acquisitions of BSI and Snoline.
Rick Parod, the Company’s chief executive officer, stated, “While current drought conditions have eased in much of the irrigated agricultural market in the U.S., irrigation equipment demand has remained firm. An improved pricing environment has allowed us to recover material increases while continuing to improve margins through our cost reduction initiatives. I am also pleased with the first full quarter results from Snoline.”

Lindsay’s order backlog at May 31, 2007 was $30.0 million compared $19.2 million at May 31, 2006. Irrigation backlog increased $1.4 million while infrastructure backlog increased $9.4 million, primarily due to inclusion of BSI and Snoline.
Nine Month Results
Total revenues for the nine months ended May 31, 2007 were $208.4 million, a 23 percent increase from $169.4 million for the prior year’s nine-month period. Total irrigation equipment revenues of $164.4 million rose 8 percent from a year ago, while infrastructure revenues grew 158 percent, rising to $44.0 million. Net earnings were $11.8 million, or $0.99 per diluted share, compared with $8.6 million, or $0.74 per diluted share, for the first nine months of fiscal 2006.
Shareholders’ equity at May 31, 2007 was $134.9 million, or $11.58 per outstanding common share, compared with $117.7 million, or $10.20 per outstanding common share at May 31, 2006. Cash and marketable securities at May 31, 2007 were $40.7 million, compared with $52.9 million at May 31, 2006.
Outlook
Parod added, “Lindsay has an important role to play in conserving fresh water resources and feeding a growing, worldwide population. Higher agriculture commodity prices and concern over water resources provide favorable conditions for our irrigation segment globally. In addition, we are experiencing increased enthusiasm for our unique infrastructure products internationally.”
Parod concluded, “I am very pleased with the management team we have built within the Company to drive our growth strategies in irrigation, infrastructure, and in new markets through acquisitions. We are also focused on improving efficiencies in our factories to expand margins and improve working capital utilization. Our approach to creating sustainable shareholder value includes a balance of organic earnings growth opportunities, accretive acquisitions, share repurchases, and dividend payments.”
Third Quarter Conference Call
Lindsay’s fiscal 2007 third quarter investor conference call is scheduled for 11:00 a.m. ET today. The conference call will be simulcast live on the Internet, and can be accessed via the investor relations section of the Company’s Web site, www.lindsay.com. The Company will have a slide presentation available to augment management’s formal presentation, which will also be accessible via the Company’s Web site.
About the Company
Lindsay manufactures and markets irrigation equipment including Zimmatic, Greenfield, Stettyn and Perrot center pivot, lateral move and hose reel irrigation systems and GrowSmart controls, all of which are used by farmers to increase or stabilize crop production while conserving water, energy, and labor. The Company also manufactures and markets infrastructure products including movable barriers for lane management to reduce traffic congestion and improve safety through its wholly owned subsidiaries, Barrier Systems Inc. and Snoline S.R.L. In addition, the Company produces crash cushions and specialty barriers to improve motorist and highway worker safety, large diameter steel tubing, and provides outsourced manufacturing and production services for other companies. At May 31, 2007, Lindsay had approximately 11.6 million shares outstanding, which are traded on the New York Stock Exchange under the symbol LNN.
For more information regarding Lindsay Corporation, see Lindsay’s Web site at www.lindsay.com. For more information on the Company’s infrastructure products, visit www.barriersystemsinc.com and www.snoline.com.
Concerning Forward-looking Statements
This release contains forward-looking statements that are subject to risks and uncertainties and which reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, Company performance and financial results. Forward-looking statements include the information concerning possible or assumed future results of operations of the Company and those statements preceded by, followed by or including the words “expectation,” “outlook,” “could,” “may,” “should,” or similar expressions. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Lindsay Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS
For the three-months and nine-months ended May 31, 2007 and 2006

	(unaudited) Three Months Ended		(unaudited) Nine Months Ended

	May	May	May	May
	2007	2006	2007	2006
(in thousands, except per share amounts)

Operating revenues	$93,147	$75,013	$208,353	$169,429
Cost of operating revenues	68,725	57,977	157,011	135,102

Gross profit	24,422	17,036	51,342	34,327

Operating expenses:
Selling expense	4,844	3,530	12,803	9,262
General and administrative expense	6,991	4,446	17,885	12,300
Engineering and research expense	1,073	697	2,818	1,951

Total operating expenses	12,908	8,673	33,506	23,513

Operating income	11,514	8,363	17,836	10,814

Other income (expense):
Interest expense	(826)	(28)	(1,845)	(160)
Interest income	477	539	1,539	1,533
Other, net	370	268	364	251

Earnings before income taxes	11,535	9,142	17,894	12,438

Income tax provision	4,058	2,727	6,122	3,795

Net earnings	$7,477	$6,415	$11,772	$8,643

Basic net earnings per share	$0.64	$0.56	$1.01	$0.75

Diluted net earnings per share	$0.62	$0.55	$0.99	$0.74

Average shares outstanding	11,639	11,529	11,615	11,524
Diluted effect of stock equivalents	346	219	329	174

Average shares outstanding assuming dilution	11,985	11,748	11,944	11,698

Cash dividends per share	$0.065	$0.060	$0.195	$0.180

Lindsay Corporation and Subsidiaries
CONSOLIDATED BALANCE SHEETS
May 31, 2007 and 2006 and August 31, 2006

	(Unaudited)	(Unaudited)
	May	May	August
	2007	2006	2006
($ in thousands, except par values)

ASSETS
Current Assets:
Cash and cash equivalents	$22,774	$30,088	$43,344
Marketable securities	17,434	11,941	10,179
Receivables, net of allowance, $933, $573 and $595, respectively	55,507	42,387	38,115
Inventories, net	45,362	24,803	26,818
Deferred income taxes	5 ,869	4,441	—
Other current assets	6 ,777	3,926	3,947

Total current assets	153,723	117,586	122,403

Long-term marketable securities	478	10,857	5,778
Property, plant and equipment, net	37,843	17,489	26,981
Other intangible assets, net	26,410	546	20,998
Goodwill, net	12,029	1,388	11,129
Other noncurrent assets	5 ,161	5,481	4,945

Total assets	$235,644	$153,347	$192,234

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$18,970	$9,726	$9,565
Current portion of long-term debt	6 ,171	—	4,286
Other current liabilities	28,776	20,515	23,619

Total current liabilities	53,917	30,241	37,470

Pension benefits liabilities	5 ,141	5,251	5,003
Long-term debt	33,339	—	25,714
Other noncurrent liabilities	8 ,354	179	3,147

Total liabilities	100,751	35,671	71,334

Shareholders’ equity:
Preferred stock, ($1 par value, 2,000,000 shares authorized, no shares issued and outstanding)	—	—	—
Common stock, ($1 par value, 25,000,000 shares authorized, 17,698,208, 17,584,031 and 17,600,686 shares issued and outstanding in May 2007 and 2006 and August 2006, respectively)	17,698	17,584	17,600
Capital in excess of stated value	9 ,074	5,144	5,896
Retained earnings	201,823	190,013	192,319
Less treasury stock (at cost, 6,048,448 shares)	(96,547)	(96,547)	(96,547)
Accumulated other comprehensive income, net	2,845	1,482	1,632

Total shareholders’ equity	134,893	117,676	120,900

Total liabilities and shareholders’ equity	$235,644	$153,347	$192,234

Lindsay Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the nine-months ended May 31, 2007 and 2006
(unaudited)

	May	May
($ in thousands)	2007	2006

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$11,772	$8,643
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation and amortization	5,356	2,585
Amortization of marketable securities premiums, net	35	178
(Gain) loss on sale of property, plant and equipment	(23)	37
Provision for uncollectible accounts receivable	40	66
Deferred income taxes	28	(1,272)
Stock-based compensation expense	1,669	1,298
Other, net	45	(1)
Changes in assets and liabilities:
Receivables, net	(12,033)	(12,790)
Inventories, net	(15,494)	(5,298)
Other current assets	(2,362)	(949)
Accounts payable	5,090	2,952
Other current liabilities	1,021	6,714
Current taxes payable	928	(300)
Other noncurrent assets and liabilities	(449)	406

Net cash (used in) provided by operating activities	(4,377)	2,269

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(6,671)	(2,713)
Proceeds from sale of property, plant and equipment	40	111
Acquisition of business	(17,373)	—
Proceeds from sale of an equity investment	—	354
Purchases of marketable securities available-for-sale	(66,800)	—
Proceeds from maturities of marketable securities available-for-sale	64,905	6,304

Net cash (used in) provided by investing activities	(25,899)	4,056

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock under stock option plan	1,714	194
Principal payments on long-term debt	(3,686)	—
Proceeds from issuance of long-term debt	13,196	—
Excess tax benefits from stock-based compensation	(205)	—
Dividends paid	(2,268)	(2,074)

Net cash provided by (used in) financing activities	8,751	(1,880)

Effect of exchange rate changes on cash	955	79

Net (decrease) increase in cash and cash equivalents	(20,570)	4,524
Cash and cash equivalents, beginning of period	43,344	25,564

Cash and cash equivalents, end of period	$22,774	$30,088